Exhibit 99.1
eHealth, Inc. Announces Third Quarter 2015 Results

Third Quarter 2015 Overview

•	Revenue of $38.2 million, a decrease of 7% compared to the third quarter of 2014

•	GAAP net income of $3.6 million, or $0.20 per diluted share, compared to GAAP net income of $1.5 million, or $0.08 per diluted share for the third quarter of 2014

•	Non-GAAP net income of $5.5 million, or $0.30 per diluted share, compared to non-GAAP net income of $3.1 million, or $0.17 per diluted share for the third quarter of 2014

•	EBITDA of $5.8 million compared to EBITDA of $7.5 million for the third quarter of 2014.

•	Total estimated members decreased 5% compared to membership estimated at September 30, 2014.

•	Submitted applications for Medicare Advantage increased 140% compared to the third quarter of 2014.

•	Submitted applications for Individual & Family Plan products decreased 5% compared to the third quarter of 2014

MOUNTAIN VIEW, Calif.-October 29, 2015-eHealth, Inc. (NASDAQ: EHTH), the nation’s first and largest private health insurance exchange, announced today its financial results for the third quarter ended September 30, 2015.

Gary Lauer, chief executive officer of eHealth stated, “We are pleased with our third quarter 2015 results which demonstrate strong execution just two quarters after implementing a cost rebalancing program.  Third quarter revenue and earnings exceeded our expectations. We also generated $10.9 million in operating cash flow and remain debt free.  In Medicare, an important investment area for us, we grew Medicare Advantage applications by 140% compared to the third quarter a year ago and grew our estimated Medicare Advantage membership by 64% compared to the estimated membership we reported for the third quarter of 2014.”

GAAP - Third Quarter 2015 Results

Revenue-Revenue for the third quarter of 2015 totaled $38.2 million, a 7% decrease compared to revenue of $41.2 million for the third quarter of 2014. Commission revenue for the third quarter of 2015 totaled $34.9 million, a 3% decrease compared to commission revenue of $36.2 million for the third quarter of 2014. Medicare commission revenue was $6.7 million for the third quarter of 2015, an increase of 10% compared to Medicare commission revenue of $6.0 million for the third quarter of 2014.

Income from Operations-Operating income for the third quarter of 2015 was $2.9 million, compared to operating income of $3.8 million for the third quarter of 2014. Operating margin for the third quarter of 2015 was 8% compared to 9% for the third quarter of 2014.

Pre-tax Income -Pre-tax income for the third quarter of 2015 was $2.9 million compared to pre-tax income of $3.8 million for the third quarter of 2014.

Provision (Benefit) for Income Taxes-Benefit for income taxes for the third quarter of 2015 was $0.7 million, compared to provision for income taxes of $2.2 million for the third quarter of 2014. Our provision (benefit) for income taxes in the third quarter of 2015 was impacted by a $0.8 million decrease in our liability for unrecognized tax benefits due to the expiration of the related statute of limitations on those previously unrecognized tax benefits.

Net Income-Net income for the third quarter of 2015 was $3.6 million, or $0.20 per diluted share, compared to net income of $1.5 million, or $0.08 per diluted share for the third quarter of 2014.

Non-GAAP - Third Quarter 2015 Results

Non-GAAP Income from Operations-Non-GAAP operating income for the third quarter of 2015 was $4.8 million compared to non-GAAP operating income of $6.4 million for the third quarter of 2014. Non-GAAP operating margin for the third quarter of 2015 was 12% compared to non-GAAP operating margin of 16% for the third quarter of 2014. Non-GAAP operating income and margins in the third quarter of 2015 exclude $1.6 million of stock-based compensation expense and $0.3 million of intangible asset amortization expense. Non-GAAP operating income and margins in the third quarter of 2014 exclude $2.3 million of stock-based compensation expense and $0.4 million of intangible asset amortization expense.

Non-GAAP Net Income - Non-GAAP net income for the third quarter of 2015 was $5.5 million, or $0.30 per diluted share, compared to non-GAAP net income of $3.1 million, or $0.17 per diluted share for the third quarter of 2014. Non-GAAP net income and non-GAAP net income per diluted share in the third quarter of 2015 exclude $1.6 million of stock-based compensation expense and $0.3 million of intangible asset amortization expense. Non-GAAP net income and non-GAAP net income per diluted share in the third quarter of 2014 exclude $2.3 million of stock-based compensation expense and $0.4 million of intangible asset amortization expense, less $1.1 million for related income tax benefit.

EBITDA-EBITDA for the third quarter of 2015 was $5.8 million compared to EBITDA of $7.5 million for the third quarter of 2014. EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Membership & Submitted Applications

Membership-Total estimated membership at September 30, 2015 was 1,098,100 members, a 5% decrease over estimated membership of 1,158,100 at September 30, 2014. Estimated individual and family plan membership at September 30, 2015 was 518,000 members, a 21% decrease compared to estimated membership of 653,700 at September 30, 2014. Estimated Medicare membership at September 30, 2015 was 182,700, a 51% increase over estimated membership of 121,300 at September 30, 2014. The estimated number of members on Medicare Advantage plans at September 30, 2015 increased by 64% compared to membership estimated at September 30, 2014.

Submitted Applications-Submitted applications for individual and family plan products decreased 5% in the third quarter of 2015 to 22,500 applications covering 32,600 individuals, compared to 23,800 applications covering 37,800 individuals in the third quarter of 2014. Submitted applications for Medicare Advantage products increased 140% in the third quarter of 2015 to 14,800 applications, compared to 6,200 applications in the third quarter of 2014. Submitted applications for all Medicare products, which include Medicare Supplement and Medicare Part D prescription drug products, increased 67% in the third quarter of 2015 to 19,200 applications, compared to 11,500 applications in the third quarter of 2014. Approved members for individual and family plan products decreased 16% in the third quarter of 2015 to 23,700 members, compared to 28,100 members in the third quarter of 2014. Total approved members, including individual and family plan, Medicare plan and other product members, decreased 14% to 111,400 members in the third quarter of 2015, compared to 130,000 in the third quarter of 2014.

Cash - Third Quarter 2015

Cash Flows-Net cash provided by operating activities was $10.9 million for the third quarter of 2015 compared to net cash provided by operating activities of $11.0 million for the third quarter of 2014.

GAAP - Year-to-Date Results

Revenue-Revenue for the nine months ended September 30, 2015 totaled $139.4 million, a 3% increase compared to revenue of $134.7 million for the nine months ended September 30, 2014. Commission revenue for the nine months ended September 30, 2015 totaled $130.2 million, an 8% increase compared to commission revenue of $120.3 million for the nine months ended September 30, 2014. Medicare commission revenue was $42.9 million for the nine months ended September 30, 2015, a 76% increase compared to Medicare commission revenue of $24.4 million for the nine months ended September 30, 2014.

Restructuring Charges-Restructuring charges for the nine months ended September 30, 2015 were $4.5 million compared to no restructuring charges for the nine months ended September 30, 2014. In March 2015, we implemented an organizational restructuring and cost reduction plan designed to rebalance our resources and help reduce our cost structure as a result of lower than expected individual and family health insurance plan membership and revenue. As part of the plan, we eliminated approximately 160 full-time positions in the United States, representing approximately 15% of our workforce primarily in our technology and content and customer care and enrollment groups, and to a lesser extent, in our marketing and advertising and general and administrative groups. We incurred pre-tax restructuring charges of approximately $3.9 million for employee termination benefits and related costs as well as $0.6 million in other pre-tax restructuring charges, primarily consisting of facility costs. The majority of the activities comprising the restructuring plan were substantially completed in the first quarter of 2015.

Income from Operations-Operating income for the nine months ended September 30, 2015 was $6.7 million, compared to operating income of $7.0 million for the nine months ended September 30, 2014. Operating margins were 5% in both the nine months ended September 30, 2015 and the nine months ended September 30, 2014.

Pre-tax Income-Pre-tax income for the nine months ended September 30, 2015 was $6.7 million, compared to $6.9 million for the nine months ended September 30, 2014.

Provision (Benefit) for Income Taxes-Benefit for income taxes for the nine months ended September 30, 2015 was $0.6 million, compared to provision for income taxes of $3.9 million for the nine months ended September 30, 2014. Our provision (benefit) for income taxes in the nine months ended September 30, 2015 was impacted by a $0.8 million decrease in our liability for unrecognized tax benefits due to the expiration of the related statute of limitations on those previously unrecognized tax benefits.

Net Income-Net income for the nine months ended September 30, 2015 was $7.3 million, or $0.40 per diluted share, compared to net income of $3.0 million, or $0.15 per diluted share for the nine months ended September 30, 2014.

Non-GAAP - Year-to-Date

Non-GAAP Net Income-Non-GAAP net income for the nine months ended September 30, 2015 was $18.1 million, or $1.00 per diluted share, compared to non-GAAP net income of $7.6 million, or $0.39 per diluted share for the nine months ended September 30, 2014. Non-GAAP net income and non-GAAP net income per diluted share in the nine months ended September 30, 2015 exclude $5.3 million of stock-based compensation expense, $4.5 million of restructuring expense and $0.9 million of intangible asset amortization expense. Non-GAAP net income and non-GAAP net income per diluted share in the nine months ended September 30, 2014 exclude $6.6 million of stock-based compensation expense and $1.1 million of intangible asset amortization expense, less $3.1 million for related income tax benefit.
Adjusted EBITDA-Adjusted EBITDA for the nine months ended September 30, 2015 was $20.7 million compared to Adjusted EBITDA of $17.8 million for the nine months ended September 30, 2014. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Cash - Year-to-Date
Cash Flows-Cash flows from operations was an inflow of $12.5 million for the nine months ended September 30, 2015 compared to cash inflows of $5.9 million for the nine months ended September 30, 2014.

Cash Balance-Cash and cash equivalents as of September 30, 2015 totaled $62.0 million, compared to $51.4 million as of December 31, 2014. The increase in cash and cash equivalents reflects $12.5 million provided by operating activities and $1.3 million of proceeds from the exercise of stock options, offset by $2.3 million used to purchase property and equipment and other assets and $0.8 million to net-share settle equity awards.

Webcast and Conference Call Information
A Webcast and conference call will be held today, Thursday, October 29, 2015 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing 877 930.8066 for domestic callers and 253 336.8042 for international callers. The participant passcode is 58828855. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing 855 859.2056 for domestic callers and 404 537.3406 for international callers. The call ID for the replay is 58828855. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding membership and submitted application estimates; and the utility to our investors of the non-GAAP financial measures presented in this release. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform; our ability to retain existing members and enroll a large number of new members during the annual healthcare reform open enrollment period and Medicare annual enrollment period; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; competition, including competition from government-run health insurance exchanges; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; product offerings among carriers and the resulting impact on our commission revenue; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; timing of commission payments from health insurance carriers; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract and to convert online visitors into paying members; changes in products offered on our ecommerce platform; changes in commission rates; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; reliance on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; difficulties, delays, unexpected costs and an inability to achieve anticipated cost savings from our recently implemented cost reduction program; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; earnings and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA and Adjusted EBITDA); non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) for the third quarter of 2015 consists of GAAP operating income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, and

▪	intangible asset amortization expense.

•	Non-GAAP net income (loss) for the nine months ended September 30, 2015 consists of GAAP net income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	restructuring charges,

▪	intangible asset amortization expense, and

▪	the related income tax benefits of these excluded expenses.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss). The term EBITDA is used when there are no restructuring charges.

eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, EBITDA, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact:
Kate Sidorovich CFA
Vice President, Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)
# # #

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2014	September 30, 2015
Assets	(1)	(unaudited)
Current assets:
Cash and cash equivalents	$51,415	$62,016
Accounts receivable	8,200	8,832
Deferred income taxes	386	386
Prepaid expenses and other current assets	6,474	7,265
Total current assets	66,475	78,499
Property and equipment, net	9,640	8,091
Other assets	5,679	4,419
Intangible assets, net	10,774	9,880
Goodwill	14,096	14,096
Total assets	$106,664	$114,985

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,961	$2,069
Accrued compensation and benefits	8,204	11,243
Accrued marketing expenses	8,707	1,296
Deferred revenue	869	3,684
Accrued restructuring charges	—	257
Other current liabilities	2,996	3,846
Total current liabilities	26,737	22,395
Non-current liabilities	6,449	5,817

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	259,007	264,984
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	14,261	21,564
Accumulated other comprehensive income	179	194
Total stockholders’ equity	73,478	86,773
Total liabilities and stockholders’ equity	$106,664	$114,985

(1)	The condensed consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Revenue
Commission	$36,164	$34,942	$120,267	$130,157
Other	5,004	3,282	14,435	9,248
Total revenue	41,168	38,224	134,702	139,405
Operating costs and expenses:
Cost of revenue	745	443	3,750	3,527
Marketing and advertising (1)	9,228	9,349	41,946	44,086
Customer care and enrollment (1)	9,695	9,462	28,392	28,981
Technology and content (1)	10,303	8,036	30,320	27,400
General and administrative (1)	7,077	7,749	22,228	23,237
Restructuring charges (1)	—	—	—	4,541
Amortization of intangible assets	354	260	1,062	893
Total operating costs and expenses	37,402	35,299	127,698	132,665
Income from operations	3,766	2,925	7,004	6,740
Other expense, net	(13)	(27)	(81)	(50)
Income before provision (benefit) for income taxes	3,753	2,898	6,923	6,690
Provision (benefit) for income taxes	2,229	(737)	3,929	(613)
Net income	$1,524	$3,635	$2,994	$7,303

Net income per share:
Basic	$0.09	$0.20	$0.16	$0.41
Diluted	$0.08	$0.20	$0.15	$0.40

Weighted-average number of shares used in per share amounts:
Basic	17,836	18,093	18,551	17,969
Diluted	18,394	18,240	19,341	18,079

(1) Includes stock-based compensation as follows:
Marketing and advertising	$721	$461	$1,957	$1,498
Customer care and enrollment	116	110	283	366
Technology and content	559	362	1,550	1,308
General and administrative	894	643	2,795	2,149
Restructuring charges	—	—	—	113
Total	2,290	1,576	6,585	5,434

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Operating activities
Net income	$1,524	$3,635	$2,994	$7,303
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income taxes	3,384	58	1,349	117
Depreciation and amortization	1,050	1,014	3,111	3,122
Amortization of internally developed software	116	131	325	449
Amortization of book-of-business consideration	104	7	1,909	1,998
Amortization of intangible assets	354	260	1,062	893
Stock-based compensation expense	2,290	1,576	6,585	5,434
Deferred rent and other	35	36	69	63
Changes in operating assets and liabilities:
Accounts receivable	985	1,337	(1,292)	(618)
Prepaid expenses and other assets	(115)	(908)	(1,397)	(1,150)
Accounts payable	(1,385)	3	(1,612)	(3,892)
Accrued compensation and benefits	896	2,878	(2,155)	3,037
Accrued marketing expenses	323	(415)	(5,763)	(7,411)
Deferred revenue	1,023	3,082	420	2,650
Accrued restructuring charges	—	(80)	—	489
Other liabilities	377	(1,689)	254	(12)
Net cash provided by operating activities	10,961	10,925	5,859	12,472

Investing activities
Purchases of property and equipment and other assets	(995)	(903)	(3,335)	(2,335)
Purchase of intangible asset	—	—	(4,500)	—
Net cash used in investing activities	(995)	(903)	(7,835)	(2,335)

Financing activities
Net proceeds from exercise of common stock options	658	277	3,902	1,326
Cash used to net-share settle equity awards	(151)	(88)	(3,506)	(824)
Excess tax benefits from stock-based compensation	(1,015)	—	2,648	—
Repurchase of common stock	(21,744)	—	(50,000)	—
Principle payments in connection with capital leases	(17)	(17)	(57)	(57)
Net cash provided by (used in) financing activities	(22,269)	172	(47,013)	445

Effect of exchange rate changes on cash and cash equivalents	1	10	14	19

Net increase (decrease) in cash and cash equivalents	(12,302)	10,204	(48,975)	10,601
Cash and cash equivalents at beginning of period	70,382	51,812	107,055	51,415
Cash and cash equivalents at end of period	$58,080	$62,016	$58,080	$62,016

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

	Three Months Ended
Key Metrics:	September 30, 2014	September 30, 2015

Operating cash flows (1)	$10,961,000	$10,925,000

IFP submitted applications (2)	23,800	22,500

IFP approved members (3)	28,100	23,700
Total approved members (4)	130,000	111,400

Commission revenue (5)	$36,164,000	$34,942,000
Commission revenue per estimated member for the period (6)	$30.05	$31.15

	As of September 30, 2014	As of September 30, 2015

IFP estimated membership (7)	653,700	518,000
Medicare estimated membership (8)	121,300	182,700
Other estimated membership (9)	383,100	397,400
Total estimated membership (10)	1,158,100	1,098,100

	Three Months Ended
Other Metrics:	September 30, 2014	September 30, 2015

Source of IFP submitted applications (as a percentage of total IFP applications for the period):
Direct (11)	70%	56%
Marketing partners (12)	23%	40%
Online advertising (13)	7%	4%
Total	100%	100%

Notes:

(1)	Net cash used in operating activities for the period from the condensed consolidated statements of cash flows.
(2)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on eHealth’s website during the period. Applications are counted as submitted when the applicant completes the application, provides a method for payment and clicks the submit button on our website and submits the application to us. The applicant generally has additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information and providing an electronic signature. In addition, an applicant may submit more than one application. We include applications for IFP products for which we receive commissions as well as other forms of payment. We define our “IFP” offerings as major medical individual and family health insurance plans, which does not include small business, short-term major medical, stand-alone dental, life, student or Medicare-related health insurance plans.

(3)	New IFP members reported to eHealth as approved during the period. Some members that are approved by a carrier do not accept the approval and therefore do not become paying members.
(4)	New members for all products reported to eHealth as approved during the period. Some members that are approved by a carrier do not accept the approval and therefore do not become paying members.
(5)	Commission revenue (from all sources) recognized during the period from the condensed consolidated statements of income.
(6)
Calculated as commission revenue recognized during the period (see note (5) above) divided by average estimated membership for the period (calculated as beginning and ending estimated membership for all products for the period, divided by two). See the note below for additional information regarding our calculation of IFP estimated membership and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of Medicare and other estimated membership.

(7)	Estimated number of members active on IFP insurance policies as of the date indicated. See the note below for additional information regarding our calculation of IFP estimated membership.
(8)
Estimated number of members active on Medicare insurance policies as of the date indicated. See our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of Medicare and other estimated membership.

(9)
Estimated number of members active on insurance policies other than IFP and Medicare policies as of the date indicated. See our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of Medicare and other estimated membership.

(10)
Estimated number of members active on all insurance policies as of the date indicated. See the note below for additional information regarding our calculation of IFP estimated membership and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of Medicare and other estimated membership.

(11)
Percentage of IFP submitted applications from applicants who came directly to the eHealth website through algorithmic search engine results or otherwise. See note (2) above for further information as to what constitutes a submitted application.

(12)
Percentage of IFP submitted applications from applicants sourced through eHealth’s network of marketing partners. See note (2) above for further information as to what constitutes a submitted application.

(13)
Percentage of IFP submitted applications from applicants sourced through paid search and other online advertising activities. See note (2) above for further information as to what constitutes a submitted application.

Note: To calculate the estimated number of members active on individual and family plan insurance policies, we have taken the sum of (i) the number of IFP members for whom we have received or applied a commission payment for the month that is six months prior to the date of estimation after reducing that number using historical experience (for which the experience for the period from April 1, 2014 to September 30, 2014 was used for the calculation of membership as of September 30, 2015) for assumed member cancellations over the six-month period; and (ii) the number of approved members over the six-month period prior to the date of estimation after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate. For the purpose of estimating the number of members active on individual and family plan insurance policies as of September 30, 2015, we have applied the percentage of members who do not accept their approved policy from the same month of the previous year for each of the six months prior to the date of estimation. This reflects the seasonality of the open enrollment period and our business.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. In addition, and as a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions such as health care reform implementation on our membership retention. Health care reform and other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Three Months Ended September 30, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$34,942	91%	$—	$34,942	91%
Other	3,282	9	—	3,282	9
Total revenue	38,224	100	—	38,224	100
Operating costs and expenses:
Cost of revenue	443	1	—	443	1
Marketing and advertising (1)	9,349	24	(461)	8,888	23
Customer care and enrollment (1)	9,462	25	(110)	9,352	24
Technology and content (1)	8,036	21	(362)	7,674	20
General and administrative (1)	7,749	20	(643)	7,106	19
Restructuring charges	—	—	—	—	—
Amortization of intangible assets (2)	260	1	(260)	—	—
Total operating costs and expenses	35,299	92	(1,836)	33,463	88
Income from operations	2,925	8	1,836	4,761	12
Other expense, net	(27)	—	—	(27)	—
Income before benefit for income taxes	2,898	8	1,836	4,734	12
Benefit for income taxes	(737)	(2)	—	(737)	(2)
Net income (3)	$3,635	10%	$1,836	$5,471	14%

Net income per share: (3)
Basic - common stock	$0.20		$0.10	$0.30
Diluted - common stock	$0.20		$0.10	$0.30

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,093		18,093	18,093
Diluted - common stock	18,240		18,240	18,240

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes stock-based compensation expense listed in note (1) above, restructuring charges listed in Note (2) above and the intangible asset amortization expense listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Three Months Ended September 30, 2014
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$36,164	88%	$—	$36,164	88%
Other	5,004	12	—	5,004	12
Total revenue	41,168	100	—	41,168	100
Operating costs and expenses:
Cost of revenue	745	2	—	745	2
Marketing and advertising (1)	9,228	22	$(721)	8,507	21
Customer care and enrollment (1)	9,695	24	(116)	9,579	23
Technology and content (1)	10,303	25	(559)	9,744	24
General and administrative (1)	7,077	17	(894)	6,183	15
Amortization of intangible assets (2)	354	1	(354)	—	—
Total operating costs and expenses	37,402	91	(2,644)	34,758	84
Income from operations	3,766	9	2,644	6,410	16
Other expense, net	(13)	—	—	(13)	—
Income before provision for income taxes	3,753	9	2,644	6,397	16
Provision for income taxes (3)	2,229	5	1,060	3,289	8
Net income (4)	$1,524	4%	$1,584	$3,108	8%

Net income per share: (4)
Basic - common stock	$0.09		$0.09	$0.17
Diluted - common stock	$0.08		$0.09	$0.17

Weighted-average number of shares used in per share amounts:
Basic - common stock	17,836		17,836	17,836
Diluted - common stock	18,394		18,394	18,394

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP provision (benefit) for income taxes excludes the estimated income tax benefits related to stock-based compensation expense listed in note (1) above and intangible asset amortization expense listed in note (2) above.

(4)
Non-GAAP net income and non-GAAP net income per share exclude stock-based compensation expense listed in note (1) above, intangible asset amortization expense listed in note (2) above, less the estimated income tax benefit listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Nine Months Ended September 30, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$130,157	93%	$—	$130,157	93%
Other	9,248	7	—	9,248	7
Total revenue	139,405	100	—	139,405	100
Operating costs and expenses:
Cost of revenue	3,527	3	—	3,527	3
Marketing and advertising (1)	44,086	32	(1,498)	42,588	31
Customer care and enrollment (1)	28,981	21	(366)	28,615	21
Technology and content (1)	27,400	20	(1,308)	26,092	19
General and administrative (1)	23,237	17	(2,149)	21,088	15
Restructuring charges (2)	4,541	3	(4,541)	—	—
Amortization of intangible assets (3)	893	1	(893)	—	—
Total operating costs and expenses	132,665	95	(10,755)	121,910	87
Income from operations	6,740	5	10,755	17,495	13
Other expense, net	(50)	—	—	(50)	—
Income before benefit for income taxes	6,690	5	10,755	17,445	13
Benefit for income taxes	(613)	—	—	(613)	—
Net income (4)	$7,303	5%	$10,755	$18,058	13%

Net income per share: (4)
Basic - common stock	$0.41		$0.60	$1.00
Diluted - common stock	$0.40		$0.59	$1.00

Weighted-average number of shares used in per share amounts:
Basic - common stock	17,969		17,969	17,969
Diluted - common stock	18,079		18,079	18,079

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude restructuring charges.
(3)	Non-GAAP results exclude intangible asset amortization expense.
(4)
Non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes stock-based compensation expense listed in note (1) above, restructuring charges listed in Note (2) above and the intangible asset amortization expense listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Nine Months Ended September 30, 2014
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$120,267	89%	$—	$120,267	89%
Other	14,435	11	—	14,435	11
Total revenue	134,702	100	—	134,702	100
Operating costs and expenses:
Cost of revenue	3,750	3	—	3,750	3
Marketing and advertising (1)	41,946	31	(1,957)	39,989	30
Customer care and enrollment (1)	28,392	21	(283)	28,109	21
Technology and content (1)	30,320	23	(1,550)	28,770	21
General and administrative (1)	22,228	17	(2,795)	19,433	14
Amortization of intangible assets (2)	1,062	1	(1,062)	—	—
Total operating costs and expenses	127,698	95	(7,647)	120,051	89
Income from operations	7,004	5	7,647	14,651	11
Other expense, net	(81)	—	—	(81)	—
Income before provision for income taxes	6,923	5	7,647	14,570	11
Provision for income taxes (3)	3,929	3	3,072	7,001	5
Net income (4)	$2,994	2%	$4,575	$7,569	6%

Net income per share: (4)
Basic - common stock	$0.16		$0.25	$0.41
Diluted - common stock	$0.15		$0.24	$0.39

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,551		18,551	18,551
Diluted - common stock	19,341		19,341	19,341

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP provision for income taxes excludes the estimated income tax benefits related to stock-based compensation expense listed in note (1) above and intangible asset amortization expense listed in note (2) above.

(4)
Non-GAAP net income and non-GAAP net income per share exclude stock-based compensation expense listed in note (1) above, intangible asset amortization expense listed in note (2) above, less the estimated income tax benefit listed in note (3) above.

EHEALTH, INC.
GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA RECONCILIATION
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2015
(In thousands, unaudited)

EBITDA Reconciliation for the Three Months Ended September 30, 2014 and 2015 & Adjusted EBITDA Reconciliation for the Nine Months Ended September 30, 2014 and 2015
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Net income	$1,524	$3,635	$2,994	$7,303
Stock-based compensation expense (1)	2,290	1,576	6,585	5,434
Depreciation and amortization (2)	1,050	1,014	3,111	3,122
Amortization of intangible assets (2)	354	260	1,062	893
Restructuring charges (3)	—	—	—	4,541
Other expense, net (4)	13	27	81	50
Provision (benefit) for income taxes (5)	2,229	(737)	3,929	(613)
EBITDA / Adjusted EBITDA	$7,460	$5,775	$17,762	$20,730

Explanation of adjustments

(1)
Non-GAAP EBITDA and Adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, excluding for Adjusted EBITDA $113,000 included in restructuring charges for the nine months ended September 30, 2015.

(2)	Non-GAAP EBITDA and Adjusted EBITDA exclude depreciation and amortization expense, including intangible asset amortization expense.
(3)	Non-GAAP Adjusted EBITDA excludes restructuring charges, including $113,000 of stock based compensation expense included in restructuring for the nine months ended September 30, 2015.
(4)	Non-GAAP EBITDA and Adjusted EBITDA exclude other expense, net.
(5)	Non-GAAP EBITDA and Adjusted EBITDA exclude income tax expense (benefit).